Exhibit 23.3

Consent of Eight Capital

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 (the “S-3”) of Acreage Holdings, Inc. (the “Company”) of our new fairness opinion dated June 24, 2020 (the “Eight Capital Opinion”) as to the fairness of the consideration receivable under the proposal agreement by and between the Company and Canopy Growth Corporation (“Canopy”) dated June 24, 2020 whereby the Company and Canopy will enter into an amending agreement to amend the existing arrangement agreement dated April 18, 2019, as amended on May 15, 2019 by and between the Company and Canopy, from a financial point of view, to the Company shareholders (other than Canopy and/or its affiliates) appearing in this Registration Statement being filed with the United States Securities and Exchange Commission.

We also consent to the inclusion of summaries of the Eight Capital Opinion and all references to the Eight Capital Opinion in the documents incorporated by reference in the S-3.

We also consent to the references to us contained in the S-3 and in the documents incorporated by reference therein.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

/s/ Eight Capital

EIGHT CAPITAL

October 21, 2020

Toronto, Ontario